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                                                                     EXHIBIT 5.2


               [S I D L E Y  &  A U S T I N  L E T T E R H E A D]



                               November 16, 1999

Starwood Hotels & Resorts Worldwide, Inc.
777 Westchester Avenue
White Plains, New York 10604

Ladies and Gentlemen:


      You have requested our opinion with respect to the compliance of the written documents constituting the Starwood Hotels & Resorts Worldwide, Inc. Savings and Retirement Plan, as adopted by the employers of persons who are employed at various hotel properties that are managed or operated by Starwood Hotels & Resorts Worldwide, Inc. (the "Plan"), with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), pertaining to such provisions. A description of the Plan is contained in the prospectus forming a part of the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission with respect to the Plan. Such description is incorporated herein by reference.

      In our opinion the provisions of the written documents constituting the Plan are in compliance with the requirements of ERISA pertaining to such provisions.

      We hereby consent to the filing of this opinion letter as an exhibit to the registration statement on Form S-3 being filed by you with the Securities and Exchange Commission to register the offer and sale of Shares (as therein defined) pursuant to, and interests in, the Plan.


                                      Very truly yours,


                                      SIDLEY & AUSTIN